                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS



The Plan Committee
FINA Capital Accumulation Plan:

We consent to incorporation by reference in the Registration Statement (No. 2-89230) on Form S-8 of FINA, Inc. of our report dated April 17, 1998, relating to the statements of net assets available for plan benefits of the FINA Capital Accumulation Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 1997 annual report on Form 11-K of the FINA Capital Accumulation Plan.




                                            KPMG Peat Marwick LLP


Dallas, Texas
April 30,  1998